UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)	April 25, 2005

Cooper Industries, Ltd.

(Exact Name of Registrant as Specified in its Charter)

1-31330	Bermuda	98-0355628
(Commission File Number)	(State or Other Jurisdiction	(IRS Employer Identification No.)
of Incorporation)

600 Travis, Suite 5800,
Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

713/209-8400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The text of Item 5.02 below is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers;
Election of Directors; Appointment of Principal Officers.

On April 25, 2005 the board of directors of Cooper Industries, Ltd. (the “Company”) elected president and chief operating officer Kirk S. Hachigian, age 45, to the additional post of chief executive officer effective May 1, 2005. The position of chief executive officer had been held by H. John Riley, Jr., who will retire effective December 1, but will continue as Cooper’s chairman until the board of directors meeting on February 15, 2006, in accordance with the board’s tenure policy. Mr. Riley has served as chairman and chief executive officer since 1996.

Mr. Hachigian was named president and chief operating officer in August 2004, chief operating officer in December 2003, executive vice president and chief operating officer, electrical products in December 2002, and executive vice president, operations in April 2001.

Mr. Hachigian is employed by the Company on an “at will” basis. In connection with his appointment as chief executive officer, Mr. Hachigian’s compensation arrangement with the Company was modified as follows:

Base Pay
Mr. Hachigian’s annual base salary was raised to $800,000 annually, effective May 1, 2005.

Annual Incentive Compensation
Mr. Hachigian will continue to be eligible to participate in the Company’s Management Annual Incentive Plan. As chief executive officer, Mr. Hachigian is eligible to receive an annual incentive bonus of up to a maximum of 180% of his annual base salary. The performance goals for the fiscal year ending December 31, 2005 are based on actual results compared to budgeted performance on two financial measures: (1) earnings per share; and (2) free cash flow. The Management Development and Compensation Committee of the board of directors has discretion, subject to the stated maximum, to adjust the amount of an award that would otherwise be payable upon achievement of the performance goals based on the Committee’s assessment of Mr. Hachigian’s actual performance.

Stock Options
Effective April 25, 2005, Mr. Hachigian received an additional grant of options for 52,500 shares of Cooper common stock. The options have an exercise price of $65.47 (the fair market value of the Company’s stock on the grant date), vest in three equal annual installments and expire on April 24, 2012, subject to Mr. Hachigian’s continued employment.

Performance Shares
Effective April 25, 2005, Mr. Hachigian received an additional performance-based share award under the Company’s Amended and Restated Stock Incentive Plan as follows:

Performance Level	Performance Award

Threshold	13,210 shares
Target	39,640 shares
Maximum	52,860 shares

The performance-based share awards are based on a three-year performance period beginning January 1, 2005 and ending on December 31, 2007. The performance goals are tied to the cumulative compound growth in earnings per share during the performance period. Compound earnings per share growth over the period of at least 4% are required before any award would be earned, and at least 16% is required for a payout at the maximum level. The awards, to the extent earned, will be distributed in Cooper Class A common shares, or at Mr. Hachigian’s option and upon approval by the Management Development and Compensation Committee, up to 50% of the award may be paid in cash.

In connection with his continued service as chairman of the Company, Mr. Riley was granted options for 150,000 shares of Cooper common stock effective April 25, 2005. The options have an exercise price of $65.47, vest in three equal annual installments and expire on December 1, 2010, subject to Mr. Riley’s continued employment until his mandatory retirement on December 1, 2005. In addition, the board of directors approved providing Mr. Riley an office and administrative support for a period of up to five years following his retirement and lifetime participation for Mr. Riley and his spouse in the Company’s health plan on the same basis as other participants in the plan.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER INDUSTRIES, LTD. (Registrant)
Date: April 28, 2005	/s/ Terrance V. Helz
Terrance V. Helz
Associate General Counsel and Secretary